Exhibit 5.1

August 9, 2021

Nicolet Bankshares, Inc.

111 N. Washington St.

Green Bay, Wisconsin 54301

RE:	Merger of County Bancorp, Inc. with and into Nicolet Bankshares, Inc., a Wisconsin corporation (the “Company”), and the issuance of common stock by the Company in connection therewith

Ladies and Gentlemen:

I am Vice President Human Resources/Legal Counsel of Nicolet National Bank, a subsidiary of the Company. My opinion has been requested with respect to the Registration Statement on Form S-4 (the “Registration Statement”) being filed in connection with up to 2,452,665 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) proposed to be offered and sold pursuant to the Agreement and Plan of Merger, dated as of June 22, 2021, by and between the Company and County Bancorp, Inc. (the “Merger Agreement”). The Company is filing the Registration Statement with the Securities and Exchange Commission with respect to the Shares. This opinion is provided pursuant to the requirements of Item 21(a) of Form S-4 and Item 601(b)(5) of Regulation S-K and is being furnished for the purpose of being filed as an exhibit to the registration statement.

In connection with the foregoing, I have examined such records, documents and proceedings as I have deemed relevant as a basis for the opinion expressed herein. In rendering this opinion, I have assumed, without independent verification, that: (i) all signatures are genuine; (ii) all documents submitted to me as originals are authentic; and (iii) all documents submitted to me as copies conform to the originals of such documents. Based on and subject to the foregoing and the qualifications and limitations set forth herein, and having regard for such legal considerations as I have deemed relevant, it is my opinion that the Shares have been duly authorized and, when the Registration Statement has been declared effective by order of the Securities and Exchange Commission and the Shares have been issued and paid for in accordance with the terms of the Merger Agreement and the Registration Statement, the Shares will be validly issued, fully paid and nonassessable. I am an attorney licensed to practice law in the State of Wisconsin. This opinion is limited to the laws of the State of Wisconsin, excluding local laws of the State of Wisconsin (i.e., the statutes and ordinances, the administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions of, or authorities or quasi-governmental bodies constituted under the laws of, the State of Wisconsin and judicial decisions to the extent they deal with any of the foregoing), and no opinion is expressed as to the effect of the laws of any other jurisdiction.

This opinion is delivered as of the date hereof, and I undertake no obligation to advise you of any changes in applicable law or any other matters that may come to my attention after the date hereof.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Michele McKinnon
Michele McKinnon
Vice President Human Resources/Legal Counsel

August 9, 2021